Sub-Item 77K:

Changes in registrant’s certifying accountant

On July 12, 2006, the Audit Committees of the Frontier MicoCap Fund (“Fund”), a series of Frontier Funds, Inc. (“Registrant”), and the Registrant, together with the Boards of Directors of the Fund and the Registrant, approved the appointment of Sanville & Company (“Sanville”) as the Fund’s and the Registrant’s independent registered accounting firm for the fiscal year ending September 30, 2006, effective upon completion of Sanville’s customary client acceptance procedures and execution of an engagement letter.

Also, on July 12, 2006, Cohen Fund Audit Services, Ltd., formerly known as Cohen McCurdy, Ltd., (“Cohen”), resigned as the Fund’s and the Registrant’s independent registered accounting firm, which resignation was accepted by the Audit Committees and Boards of Directors of the Fund and the Registrant. The Fund, the Registrant and Cohen concur that such action by Cohen constitutes notification by Cohen that they decline to stand for reelection within the meaning of Item 4.01 of Form 8-K.

The reports of Cohen for the fiscal years ended September 30, 2004 and September 30, 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended September 30, 2004 and September 30, 2005 and the subsequent interim period through July 12, 2006, (i) there were no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused them to make reference to the subject matter of the disagreements in connection with its reports on the financial statements of the Fund or the Registrant for such years, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended. Cohen has been provided with a copy of the foregoing disclosures, pursuant to Item 304 of Regulation S-K, and has been requested to furnish a letter to the Securities and Exchange Commission stating whether or not they agree with such disclosures. A copy of such letter, dated November 29, 2006, is filed as an exhibit hereto.